Exhibit 10.3

November 29, 2017
Thomas M. O’Brien
[Address]
[Address]

Dear Tom:

You, Travel Centers of America LLC (“TA”) and The RMR Group LLC (“RMR”) are entering into this letter agreement (this “Agreement”) to confirm the terms and conditions of your retirement from TA on June 30, 2018 (the “Retirement Date”) and your retirement from RMR on December 31, 2017.

I.TRANSITION PERIOD AND RETIREMENT

A.Resignation from TA. You will continue to serve as the President, Chief Executive Officer and a Managing Director of TA until December 31, 2017 as of which date you will resign as President and Chief Executive Officer of TA, as a Managing Director of TA, any other officer or director positions you hold within TA, and any positions you hold with third-parties on behalf of TA. You will continue to serve as an employee of TA until the Retirement Date in order to transition your duties and responsibilities to your successor(s).

B.Resignation from RMR. You will continue to serve as an Executive Vice President of RMR until December 31, 2017 as of which date you will resign as an Executive Vice President of RMR and any other positions you hold within RMR.

C.Payments and Benefits until December 31, 2017. Until December 31, 2017, you will continue to receive your base salary from TA at a rate of $300,000 per annum, and from RMR at a rate of $75,000 per annum, each payable consistent with past practices. In December 2017, you will receive a cash bonus from TA in the amount of $2,060,400, and from RMR in the amount of $515,100 (less amounts previously paid), each payable consistent with past practices. TA will also make a cash payment to you in an amount of $475,000 on December 31, 2017, which represents approximately half of the dollar value of your historical stock grants. You understand and agree that you will not receive any additional stock grants in TA, The RMR Group Inc. (“RMR Inc.”) or in any RMR managed company.

D.Transition Period. From January 1, 2018 until the Retirement Date, you will work towards the orderly transition of your responsibilities, use all reasonable efforts to assist in training your successor(s) and assist TA’s internal and external partners with the transition. You agree to fulfill your duties as a responsible party or identified officer for all TA licenses until a replacement is installed and to cooperate with TA’s efforts to remove you from such licenses.

E.Payments and Benefits during the Transition Period. From January 1, 2018 until the Retirement Date, TA will pay your base salary at the rate of $300,000 per annum, payable consistent with TA’s usual payroll practices. Subject to any contribution required by you consistent with past practices, TA will also maintain and provide your current insurance benefits until the Retirement Date.

F.Payments and Benefits on the Retirement Date. On the Retirement Date, TA will pay your unpaid wages for the period through the Retirement Date and, if required by law, for your remaining and unused vacation time, subject to all usual and applicable taxes and deductions. Your health insurance on TA’s group plan will terminate on the Retirement Date. To continue any health insurance beyond the Retirement Date, you must complete a continuation of coverage (COBRA) election form and make timely payments for coverage. Information regarding COBRA will be mailed to you. Any group life and disability insurance on our group plan will also terminate on the Retirement Date, as will your participation in TA’s 401(k) plans.

G.Release Benefits. Provided you sign and do not revoke the Waiver and Release of Claims attached as Exhibit A and you satisfactorily perform your transition responsibilities, you will receive the following additional retirement payments and benefits:

(1)Cash Payment. TA will pay you $1,505,200 upon the expiration of the revocation period set forth in the Waiver and Release of Claims.

(2)TA Share Grants.

a.All of your existing TA share grants will continue to vest under the existing vesting schedule (as set forth in your Restricted Share Agreements) through the Retirement Date. Upon the Retirement Date, all of your existing TA share grants will vest (which vesting includes the lifting of any restrictions) immediately in full and you will be permitted to settle any resulting tax liability with vesting shares, commonly referred to as “net share settlement.” TA will cooperate with you in removing any restrictive legends from your vested TA shares.

b.You agree with TA that, as long as you own shares in TA, your shares shall be voted at any meeting of the shareholders of TA or in connection with any consent solicitation or other action by shareholders in favor of all nominees for director and all proposals recommended by the Board of Directors in the proxy statement for such meeting or materials for such written consent or other action. If your shares are not voted in accordance with this covenant and such failure continues after notice, you agree to pay liquidated damages to TA in an amount equal to the market value of the shares not so voted. For the avoidance of doubt, this provision is for the benefit of TA and is not an agreement with RMR.

c.You hereby grant to TA (or its nominee) a first right of refusal in connection with your sale of all or a portion of your TA shares at the average closing price for the ten (10) trading days preceding the date of your written notice (“ROFR Notice”) to TA and RMR of your intent to sell. TA (or its nominee) may elect to purchase the shares described in the ROFR Notice by notifying you in writing within ten (10) days after receipt of the ROFR Notice. In the event TA declines to exercise its purchase right, RMR (or its nominee) may elect to purchase such shares at the price offered to TA within five (5) days after notice from you that TA has declined to purchase the offered shares. Purchase of the shares described in the ROFR Notice shall close no later than five (5) days after the purchaser gives notice of its election to purchase such shares. If TA and RMR each decline to exercise their purchase rights after proper notice, or if either TA or RMR elects to purchase shares but fails to timely complete the purchase, the first refusal rights of TA and RMR shall permanently lapse with regard to those shares described in the ROFR Notice. All costs of all transactions arising out of the exercise of the rights of first refusal under this paragraph will be paid for by the purchaser.

d.You understand and agree that, although the TA Code of Business Conduct and Ethics will no longer apply to you after the Retirement Date, you are subject to all laws and regulations with respect to all of your shares in TA, including, but not limited to, those applicable to the purchase or sale of securities while in possession of material, non-public information concerning TA.

(3)RMR and RMR Managed Company Share Grants.

a.RMR will recommend to the Boards of Directors of RMR Inc. and to the Boards of Trustees and Boards of Directors of Government Properties Income Trust, Hospitality Properties Trust, Senior Housing Properties Trust, Select Income REIT and Five Star Senior Living Inc. (together, the “RMR Managed Companies”) that all of your existing stock grants vest (which vesting includes the lifting of any restrictions) immediately in full upon December 31, 2017 and that you will be permitted to settle any resulting tax liability with vesting shares, commonly referred to as “net share settlement”, on a company-by-company basis. RMR will cooperate with you in removing any restrictive legends from your vested shares in the RMR Managed Companies.

b.You agree for the benefit of RMR Inc. or the applicable RMR Managed Company, as the case may be, that, as long as you own shares in RMR Inc. and/or the RMR Managed Companies, your shares shall be voted at any meeting of the shareholders of RMR Inc. and/or the RMR Managed Companies or in connection with any consent solicitation or other action by shareholders in favor of all nominees for director and all proposals recommended by the Board of Directors or Trustees in the proxy statement for such meeting or materials for such written consent or other action. If your shares are not voted in accordance with this covenant and such failure continues after notice, you agree to pay liquidated damages to RMR Inc. and/or the applicable RMR Managed Company in an amount equal to the market value of the shares not so voted. For the avoidance of doubt, this provision is for the benefit of RMR Inc. and each RMR Managed Company only with respect to your shares in such company and is not an agreement with RMR.

c.You understand and agree that, although the RMR Code of Business Conduct and Ethics will no longer apply to you after December 31, 2017, you are subject to all laws and regulations with respect to all of your shares in RMR Inc. and the RMR Managed Companies, including, but not limited to, those applicable to the purchase or sale of securities while in possession of material, non-public information concerning RMR Inc. and the RMR Managed Companies.

(4)Mobile Phone Number. At your request, TA agrees to consent to and cooperate with you in the transfer to you of the mobile phone number (No. (440) ***-****), and to pay for any costs associated with such transfer (except that you will be responsible for the cost of replacement equipment and service). You agree to be responsible for all cell phone payments for service after the Retirement Date.

II.	TAX PROVISIONS

You agree that you shall be responsible and will pay your own tax obligations and/or liabilities created under state or federal tax laws by this Agreement. You further agree that you shall indemnify TA, RMR and any of the RMR Managed Companies for any tax obligations and/or liabilities that may be imposed on them for your failure to comply with this provision.

III.	CONFIDENTIALITY

You agree that, unless otherwise agreed, on or before the Retirement Date, you will return to TA all property of TA including, but not limited, to all documents, records, materials, software, equipment, personal service devices, building keys or entry cards, and other physical property that have come into your possession or been produced by you in connection with your employment, including the laptop and iPad issued to you by TA.

You agree that, unless otherwise agreed, on or before December 31, 2017, you will return to RMR all property of RMR including, but not limited, to all documents, records, materials, software, equipment, personal service devices, building keys or entry cards, and other physical property that have come into your possession or been produced by you in connection with your employment with RMR.

In addition, you shall not at any time reveal to any person or entity, except to employees of TA or RMR who need to know such information for purposes of their employment or as otherwise authorized by TA or RMR in writing, any confidential information of TA, RMR, or any RMR Managed Company, including, but not limited to confidential information regarding (i) the marketing, business and financial activities and/or strategies of TA, RMR, or any RMR Managed Company and their respective affiliates, (ii) the costs, sources of supply, financial performance, projects, plans, branding, acquisition or dispositions, proposals and strategic plans of TA, RMR, or any RMR Managed Company and their respective affiliates, and (iii) information and discussions concerning any past or present lawsuits, arbitrations or other pending or threatened disputes in which TA, RMR, or any RMR Managed Company or their respective affiliates is or was a party.

Nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited, to the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law. You do not need prior authorization of TA or RMR to make any such reports or disclosures and you are not required to notify TA or RMR that you have made such reports or disclosures.

IV.	NON-DISPARAGEMENT

You agree not to make harmful or disparaging remarks, written or oral, concerning TA or RMR, or any of the RMR Managed Companies, or any of its or their respective directors, officers, trustees, employees, agents or service providers. TA and RMR agree to instruct their executive officers not to make any harmful or disparaging remarks, written or oral, concerning you. Nothing in this provision shall prevent you, TA or RMR from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order.

V.	NON-COMPETITION

You agree that for five (5) years following the Resignation Date, you will not directly or indirectly, whether as an owner, director, employee, advisor, consultant or otherwise, without the prior written consent of TA, compete with TA or any of its divisions, subsidiaries or affiliates, including but not limited to, by providing services to any of Pilot-Flying J, Love’s (or their successors or affiliates) or any other business that owns more than five (5) truck stops in North America. You agree that until June 30, 2019, you will not directly or indirectly, whether as an owner, director, employee, advisor, consultant or otherwise, without the prior written consent of RMR, compete with RMR or any company currently managed by RMR or any of its or their divisions, subsidiaries or affiliates. Notwithstanding the foregoing, any service you provide to TA, RMR or any company managed by RMR will not be deemed competitive activity under this Section. Ownership of less than one percent (1%) of a publicly traded company that competes with TA, RMR or a company currently managed by RMR also shall not be deemed competitive activity under this Section.

VI.	NON-SOLICITATION

You agree that for five (5) years following the Retirement Date, you will not directly or indirectly, without the prior written consent of TA or RMR, solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment any person who is, or within the preceding six (6) months was, an employee of TA or RMR, or any RMR Managed Company.

VII.BREACH OF SECTIONS III, IV, V, OR VI

The parties agree that any breach of Sections III, IV, V, or VI of this Agreement will cause irreparable damage to the non-breaching party and that, in the event of such a breach or threatened breach, the non-breaching party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of any obligations hereunder. The parties agree that, in the event that any provision of Section III, IV, V, or VI shall be determined by any court of competent jurisdiction or arbitration panel to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

VIII.	COOPERATION

After the Retirement Date and until June 30, 2019, upon the request of TA, you agree to make yourself reasonably available to provide any additional transitional services at a rate of $250 per hour, plus reimbursement of any approved out-of-pocket expenses. Any such services shall be deemed a consultancy and you shall perform such services as an independent contractor, assuming all applicable tax obligations. You acknowledge that as an independent contractor you will not be eligible for any benefits afforded employees of TA.

Without limitation as to time, you further agree to cooperate with TA and RMR, at reasonable times and places, with respect to all matters arising during or related to your continuing or past employment, including, without limitation, all formal or informal matters in connection with any government investigation, internal investigation, litigation, regulatory or other proceeding which may have arisen or which may arise. TA or RMR will reimburse you for all reasonable out-of-pocket expenses (not including lost time or opportunity). TA or RMR will provide appropriate legal representation for you in a manner reasonably determined by TA or RMR.

IX.INDEMNIFICATION

TA hereby acknowledges and reaffirms the provisions of the Indemnification Agreement dated August 16, 2011, and specifically acknowledges the application of the Indemnification Agreement to any claim or liability associated with regulatory licenses (such as gaming, liquor, and lottery licenses) that you executed or registered on behalf of TA. RMR hereby acknowledges and reaffirms the provisions of the Indemnification Agreement dated November 23, 2015.

X.	NON-WAIVER

Any waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

XI.NON-ADMISSION

The parties agree and acknowledge that the considerations exchanged herein do not constitute and shall be not construed as constituting an admission of any sort on the part of either party.

XII.NON-USE IN SUBSEQUENT PROCEEDINGS

The parties agree that this Agreement may not be used as evidence in any subsequent proceeding of any kind except one in which one of the parties alleges a breach of the terms of this Agreement or the Waiver and Release of Claims or one in which one of the parties elects to use this Agreement as a defense to any claim.

XIII.ENTIRE AGREEMENT

This Agreement, together with the Waiver and Release of Claims, constitutes the entire agreement between the parties concerning the terms and conditions of your separation of employment from TA and RMR and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, between the parties, except for the Indemnification Agreement between you and TA dated August 16, 2011, the Indemnification Agreement between you and RMR dated November 23, 2015 and the Mutual Agreement to Resolve Disputes and Arbitrate Claims effective April 16, 2012, all of which remain in full force and effect. You agree that TA and RMR have not made any warranties, representations, or promises to you regarding the meaning or implication of any provision of this Agreement other than as stated herein.

XIV.	No Oral Modification

Any amendments to this Agreement shall be in writing and signed by you and an authorized representative of TA and RMR.

XV.	Severability

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction or an arbitrator or arbitration panel to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision.

XVI.SECTION 409A

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, if at the time of your separation from service, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, will instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon your death and any remaining installments following such date shall be made in accordance with the original payment schedule; except

(A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by TA in its reasonable good faith discretion); or (B) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”). For purposes of this Agreement, all references to "termination of employment” and correlative phrases shall be construed to require a "separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term "specified employee” means an individual determined by TA to be a specified employee under Treasury regulation Section 1.409A-1(i).

XVII.Governing Law, JURISDICTION AND SUCCESSOR AND ASSIGNS

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (where both TA and RMR have offices that you use) without reference to any conflict of law principles, and shall be binding upon and inure to the benefit of you and your heirs, successors, and beneficiaries, and RMR and TA and its and their agents, affiliates, representatives, successors, and assigns. In the event of your death prior to the payment in full of the release payments set forth in Section I, paragraph G(1), the balance remaining upon your death shall be payable to Amie L. O'Brien, successor Trustee, or the then-serving successor Trustee under the Thomas M. O’Brien Declaration of Trust dated December 21, 2001, as amended.

The parties irrevocably agree that any dispute regarding this Agreement shall be settled by binding arbitration in accordance with the Mutual Agreement to Resolve Disputes and Arbitrate Claims, effective April 16, 2012.

XIX.    Voluntary Act

By signing this Agreement, you acknowledge and agree that you are doing so knowingly and voluntarily in order to receive the payments and benefits provided for herein. By signing this Agreement, you represent that you fully understand your right to review all aspects of this Agreement, that you have carefully read and fully understand all the provisions of this Agreement, that you had an opportunity to ask questions and consult with an attorney of your choice before signing this Agreement; and that you are freely, knowingly, and voluntarily entering into this Agreement.

If you determine to accept this Agreement, understand it, and consent to it, please sign in the space provided below and return a copy so signed to us.

Very truly yours,

/s/ Andrew J. Rebholz
Andrew J. Rebholz,
Executive Vice President and    Chief Financial Officer

AGREED:

THE RMR GROUP LLC

By: /s/ Adam D. Portnoy
Adam D. Portnoy,
President and CEO

AGREED TO AND ACCEPTED:

/s/ Thomas M. O’Brien
Thomas M. O’Brien

Dated: November 29, 2017

Exhibit A

Waiver and Release of Claims

You, your heirs, executors, legal representatives, successors and assigns, individually and in their beneficial capacity, hereby unconditionally and irrevocably release and forever discharge Travel Centers of America LLC (“TA”), The RMR Group Inc. and The RMR Group LLC (together, “RMR”) and any companies managed by RMR from time to time, and its and their past, present and future officers, directors, trustees, employees, representatives, shareholders, attorneys, agents, consultants, contractors, successors, and affiliates - hereinafter referred to as the “Releasees” - or any of them of and from any and all suits, claims, demands, interest, costs (including attorneys’ fees and costs actually incurred), expenses, actions and causes of action, rights, liabilities, obligations, promises, agreements, controversies, losses and debts of any nature whatsoever which you, your heirs, executors, legal representatives, successors and assigns, individually and/or in their beneficial capacity, now have, own or hold, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected, from the beginning of the world to the date of execution of this Waiver and Release of Claims including, without limitation, any claims arising in law or equity in a court, administrative, arbitration, or other tribunal of any state or country arising out of or in connection with your employment by TA and/or RMR; any claims against the Releasees based on statute, regulation, ordinance, contract, or tort; any claims against the Releasees relating to wages, compensation, benefits, retaliation, negligence, or wrongful discharge; any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers’ Benefit Protection Act, as amended, the Equal Pay Act, as amended, the Fair Labor Standards Act, as amended, the Employment Retirement Income Security Act, as amended, the Americans with Disabilities Act of 1990 (“ADA”), as amended, The ADA Amendments Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Civil Rights Act of 1991, as amended, the Family Medical Leave Act of 1993, as amended, and the Rehabilitation Act, as amended; The Massachusetts Fair Employment Practices Act (Massachusetts General Laws Chapter 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, the Massachusetts Privacy Statute, The Massachusetts Civil Rights Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 sections 148 and 150), the Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 sections 1A and 1B), the Massachusetts Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101) and any other claims under any federal or state law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind to the maximum extent permitted by law and any claims against the Releasees arising under any and all applicable state, federal, or local ordinances, statutory, common law, or other claims of any nature whatsoever except for unemployment compensation benefits or, in Massachusetts, workers’ compensation benefits.

Nothing in this Waiver and Release of Claims shall affect the EEOC’s rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the National Labor Relations Act or any other applicable law, nor shall anything in this Agreement be construed as a basis for interfering with your protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, the National Labor Relations Board (the “NLRB”), or any other state, federal or local government entity; provided, however, if the EEOC, the NLRB, or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise, nor will you seek or accept reinstatement to your former position with TA or RMR.

Nothing in this Waiver and Release of Claims prohibits you from reporting possible violations of federal law or regulation to any government agency or entity, including, but not limited to, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law. You do not need prior authorization of TA or RMR to make any such reports or disclosures and you are not required to notify TA or RMR that you have made such reports or disclosures.

You acknowledge that you have carefully read and fully understand this Waiver and Release of Claims. You acknowledge that you have not relied on any statement, written or oral, which is not set forth in this Waiver and Release of Claims. You further acknowledge that you are hereby advised in writing to consult with an attorney prior to executing this Waiver and Release of Claims; that you are not waiving or releasing any rights or claims that may arise after the date of execution of this Waiver and Release of Claims; that you are releasing claims under the Age Discrimination in Employment Act (ADEA); that you execute this Waiver and Release of Claims in exchange for monies in addition to those to which you are already entitled; that TA and RMR gave you a period of at least twenty-one (21) days within which to consider this Waiver and Release of Claims and a period of seven (7) days following your execution of this Waiver and Release of Claims to revoke your ADEA waiver as provided below; that if you voluntarily execute this Waiver and Release of Claims prior to the expiration of the 21st day, you will voluntarily waive the remainder of the 21 day consideration period; that any changes to this Waiver and Release of Claims by you once it has been presented to you will not restart the 21 day consideration period; and you enter into this Waiver and Release of Claims knowingly, willingly and voluntarily in exchange for the release payments and benefits. To receive the release payments and benefits provided in the letter, dated November 29, 2017 (the “Letter Agreement”), this Waiver and Release of Claims must be signed and returned to Jennifer B. Clark, at, if by physical delivery, RMR, Two Newton Place, Suite 300, 255 Washington Street, Newton, MA 02458, or at, if by email delivery, jclark@rmrgroup.com, on, and not before, June 30, 2018. Nothing in this Waiver and Release of Claims constitutes a waiver of any rights you have under the Letter Agreement (including the indemnification rights referenced in Section IX thereof).

You may revoke your release of your ADEA claims up to seven (7) days following your signing this Waiver and Release of Claims. Notice of revocation must be received in writing by Jennifer B. Clark, at RMR, Two Newton Place, Suite 300, 255 Washington Street, Newton, MA 02458, no later than the seventh day (excluding the date of execution) following the execution of this Waiver and Release of Claims. The ADEA release is not effective or enforceable until expiration of the seven day period. However, the ADEA release becomes fully effective, valid and irrevocable if it has not been revoked within the seven day period immediately following your execution of this Waiver and Release of Claims. The parties agree that if you exercise your right to revoke this Waiver and Release of Claims, then you are not entitled to any of the release payments and benefits set forth in Section I.G. of the Letter Agreement. This Waiver and Release of Claims shall become effective eight (8) days after full execution by the parties if you have not revoked your signature as herein provided.

I hereby provide this Waiver and Release of Claims as of the date indicated below and acknowledge that the execution of this Waiver and Release of Claims is in further consideration of the benefits set forth in Section I.G. of the Letter Agreement, to which I acknowledge I would not be entitled if I did not sign this Waiver and Release of Claims. I intend that this Waiver and Release of Claims become a binding agreement by and between me and RMR and TA if I do not revoke my acceptance within seven (7) days.

__________________________________
Thomas M. O’Brien

Dated: